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                                                             Exhibit 10(ii)(aq)

                          AMENDMENTS TO MIRROR PLANS

     1. Section 7.02 (Separation from Service) is amended effective January 1, 2000 to add the following paragraph:

        Notwithstanding the foregoing, if the present value of the Participant's vested benefits does not exceed $5,000, such benefits shall be distributed to the Participant in a single sum payment in January following the year in which occurs the later of (a) his Separation from Service or (b) the date of receipt by the Plan Administrator of the Participant's notice of employment termination. Such present value shall be determined as of the date of receipt by the Plan Administrator of the Participant's notice of employment termination; provided, however, that if the Participant had a Separation from Service before January 1, 2000, such present value shall be determined as of December31, 1999. The payment date shall be determined by the Plan Administrator.

     2. Section 7.03 (Death) is amended effective January 1, 2000 to add the following paragraph after the first paragraph:

        Notwithstanding the foregoing, if the present value of the Participant's vested benefits does not exceed $5,000, such benefits shall be distributed to the Beneficiary of the Participant in a single sum payment in January following the Participant's date of death, or, if later, after satisfactory proof of death is received by the Plan Administrator. The payment date shall be determined by the Plan Administrator.